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                                                                    Exhibit 99.1

                        [CANCERVAX LOGO GRAPHIC OMITTED]


CONTACT:
Julie Ames                                      Vince Reardon
CancerVax Corporation                           CancerVax Corporation
Director, Corporate Communications              Sr. Director, Investor Relations
760-494-4252                                    760-494-4850


           CANCERVAX COMPLETES PLANNED ENROLLMENT IN PHASE 3 CLINICAL
                               TRIAL OF CANVAXIN
                     FOR THE TREATMENT OF STAGE III MELANOMA

        PHASE 3 TRIAL FOR STAGE IV MELANOMA CONTINUES TO ENROLL PATIENTS

CARLSBAD, CA - SEPTEMBER 22, 2004 - CancerVax Corporation (NASDAQ: CNVX) announced today that it has completed the planned enrollment of 1,118 patients into its Phase 3 clinical trial of Canvaxin(TM) for the treatment of patients with Stage III melanoma. The international, randomized, double-blinded, placebo-controlled trial is designed to evaluate the ability of Canvaxin(TM), a specific active immunotherapy or therapeutic cancer vaccine, to extend the survival of patients with Stage III melanoma following surgical resection of their tumors. With enrollment of new patients in this clinical trial complete, CancerVax will focus on completing the treatment and follow-up of patients already enrolled in this study, as well as continue to enroll new patients in its ongoing Phase 3 clinical trial of Canvaxin(TM) for the treatment of patients with Stage IV melanoma.

"The completion of enrollment in this Phase 3 clinical trial is an important milestone in our efforts to complete the clinical development of, seek regulatory approval for and, if we are successful, make Canvaxin(TM) available to treat patients with this deadly disease," said David F. Hale, President and CEO of CancerVax. "Reaching this milestone is a tribute to the dedication of the CancerVax team and the many physicians and patients around the world who are participating in this clinical trial."

Canvaxin(TM) is one of the most widely studied specific active immunotherapies for the treatment of cancer. More than 1,500 patients have been enrolled in CancerVax's two Phase 3 clinical trials of Canvaxin(TM) in patients with advanced-stage melanoma at over 80 clinical trial sites around the world, and more than 2,600 patients with melanoma were treated with Canvaxin(TM) in Phase 1 and 2 clinical trials. The two ongoing Phase 3 clinical trials, in addition to measuring a primary endpoint of overall survival, will also evaluate whether Canvaxin(TM) will prolong disease-free survival and disease-free interval compared to placebo.

During the first quarter of 2005, CancerVax anticipates that the independent data safety monitoring board (DSMB) with responsibility for oversight of the Phase 3 clinical trial of Canvaxin(TM) in Stage III melanoma will complete its review of the third and final interim analysis of data from the clinical trial. The final analysis of data from this clinical trial will occur after 392 deaths, which the Company anticipates will occur in the fourth quarter of 2005 or the first quarter of 2006.

CancerVax will concentrate on completing the enrollment of patients in the Company's Phase 3 clinical trial of Canvaxin(TM) for patients with Stage IV melanoma at 70 clinical trial sites around the world. As of September 21, 424 patients out of a planned 670 have been enrolled in this clinical trial. Based on a re-
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assessment of the rate of deaths, CancerVax now believes that the DSMB will perform its second interim analysis of data from this clinical trial during the first quarter of 2005.

Treatment with Canvaxin(TM) in Phase 1 and 2 clinical trials has been well tolerated and retrospective, matched pair analyses have shown a significant improvement in median overall survival of patients with Stage III and Stage IV melanoma who received Canvaxin(TM) in one of the Phase 2 clinical trials when compared with historical control patients who did not receive Canvaxin(TM).

"While patients who are diagnosed early and receive appropriate surgical treatment for Stage I and II melanoma have high survival rates, at least 50 percent of patients with Stage III melanoma will recur after surgery and only seven to 19 percent of patients diagnosed with Stage IV melanoma survive five years," said Merrick Ross, M.D., Professor of Surgical Oncology at the University of Texas M.D. Anderson Cancer Center and one of the principal investigators for the Phase 3 clinical trial of Canvaxin(TM) for patients with Stage III melanoma. "The Canvaxin(TM) clinical trials for Stage III and Stage IV melanoma will evaluate a large patient population. I am excited to be involved in exploring ways to utilize the immune system to fight this deadly disease." Dr. Ross is a paid consultant to CancerVax Corporation. This arrangement is managed by M. D. Anderson Cancer Center in accordance with its conflict of interest policies.

"Melanoma is one of the fastest growing types of cancers. According to the American Cancer Society, an estimated 55,000 new cases will be diagnosed in the United States in 2004, double the number from 30 years ago," said Mary Loh, Executive Director of the American Melanoma Foundation. "Prevention and early detection are the best defenses against early-stage melanoma, but we desperately need new treatment options for patients suffering with advanced stages of this disease."

ABOUT CANVAXIN(TM)

Canvaxin(TM), one of a new class of products being developed in the area of specific active immunotherapy, is based on a proprietary technology that may potentially be applied to treat a number of cancers. Canvaxin(TM) is polyvalent, expressing at least 38 tumor-associated antigens; allogeneic, which may result in lower manufacturing costs than patient-specific immunotherapies; and is made of whole cells, which may stimulate a strong immune response. Canvaxin(TM) has both orphan drug and fast track designations from the FDA for the treatment of invasive and metastatic melanoma, respectively, and is currently being studied in two international Phase 3 clinical trials for the treatment of patients with Stage III and Stage IV melanoma.

ABOUT MELANOMA

According to the American Cancer Society, melanoma is the deadliest type of skin cancer and is the sixth most commonly diagnosed cancer in the United States. As reported by the World Health Organization, the worldwide incidence, or number of newly diagnosed cases, of melanoma in 2000 was 132,600, with 37,000 people dying of the disease. The American Cancer Society estimates that in the United States, approximately 55,000 people will be diagnosed with melanoma and 7,900 will die as a result of the disease in 2004. Furthermore, according to the National Cancer Institute, since 1997 the incidence of new melanoma cases in the United States has increased at an average rate of more than 5% per year, one of the highest growth rates for any type of cancer. In 2000, over 510,000 patients in the United States were alive who had been diagnosed with melanoma.

ABOUT CANCERVAX CORPORATION (WWW.CANCERVAX.COM)

CancerVax Corporation is a biotechnology company focused on the research, development and commercialization of novel biological products for the treatment and control of cancer. The Company's lead product candidate, Canvaxin(TM), is one of a new class of products being developed in the area of specific active immunotherapy, also known as therapeutic cancer vaccines. Canvaxin(TM) is currently being
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studied in two international Phase 3 clinical trials for the treatment of patients with Stage III or Stage IV, or advanced-stage, melanoma. The Company is also finalizing the design of exploratory Phase 2 clinical trials for patients with other advanced-stage solid tumors. In addition to Canvaxin(TM), CancerVax has licensed three specific active immunotherapeutic product candidates targeting the epidermal growth factor receptor signaling pathway, including SAI-EGF, which has been studied in Phase 2 clinical trials. The Company plans to identify and develop new product candidates based on its proprietary specific active immunotherapy, anti-angiogenesis and T-oligo, or telomere homolog oligonucleotide, technology, as well as on its human monoclonal antibodies. CancerVax's corporate headquarters and research and development facility is located in Carlsbad, California, and its biologics manufacturing facility is located in the Los Angeles area.

FORWARD-LOOKING STATEMENTS

CancerVax cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements. The inclusion of forward-looking statements should not be regarded as a representation by CancerVax that any of its plans will be achieved. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in CancerVax's business including, without limitation: CancerVax's dependence on the success of its lead product candidate, Canvaxin(TM); the progress, timing and success of its clinical trials of Canvaxin(TM) and its other product candidates; the potential that results of Phase 1 and 2 clinical trials of Canvaxin(TM), which were evaluated using retrospective survival analyses that may be subject to potential selection biases, may not be predictive of future results of CancerVax's ongoing Phase 3 clinical trials; the impact of government regulation, which may increase the cost and uncertainty associated with gaining regulatory approval of Canvaxin(TM) and its other product candidates; CancerVax's dependence on clinical investigators and medical institutions to enroll patients in its clinical trials and other third parties to perform related data collection and analysis, which may increase costs or delay the completion of its clinical trials; difficulties or delays in developing, testing, producing and marketing its technologies and product candidates; unexpected adverse side effects or inadequate therapeutic efficacy of its products that could delay or prevent product development or commercialization, or that could result in recalls or product liability claims; its ability to obtain additional financing to support its operations; and other risks detailed in CancerVax's Securities and Exchange Commission filings, including CancerVax's Annual Report on Form 10-K for the fiscal year ended December 31, 2003 and its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2004. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and CancerVax undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof.

CancerVax(R) is a registered trademark of CancerVax Corporation.
Canvaxin(TM) is a trademark of CancerVax Corporation.
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